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                                                                   Exhibit 21.01

          FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. DIRECT AND INDIRECT
                           WHOLLY-OWNED SUBSIDIARIES


Friedman, Billings, Ramsey Capital Markets, Inc. - Delaware

FBR Capital Management, Inc. - Delaware

FBR Bancorp, Inc. - Delaware

Friedman, Billings, Ramsey & Co., Inc. - Delaware

Friedman, Billings, Ramsey International, Ltd. - England

FBR Investment Services, Inc. - Delaware

Friedman, Billings, Ramsey Investment Management, Inc. - Delaware

Orkney Holdings, Inc. - Delaware

FBR Fund Advisers, Inc. - Delaware

FBR Venture Capital Managers, Inc. - Delaware

Money Management Associates, Inc. - Delaware

Money Management Associates (L.P.), Inc. - Delaware